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Exhibit 10.22

SEPARATION AND RELEASE AGREEMENT

        This SEPARATION AND RELEASE AGREEMENT (the "Agreement") is made and entered into by and between Western Brands, LLC ("Western") and George Boedecker ("Mr. Boedecker") (collectively "parties") as of the Execution Date of this Agreement defined in paragraph 24 below.

I. RECITALS

        WHEREAS, Mr. Boedecker owns 20,000 units of Class A ownership interest in Western (the "Shares"); and

        WHEREAS, Mr. Boedecker is a board member of Western; and

        WHEREAS, effective as of January 1, 2005, Mr. Boedecker tendered his resignation as Chief Executive Officer, Manager and any and all other positions he may have held with Western; and

        WHEREAS, Mr. Boedecker tendered his resignation voluntarily, at his election and in his discretion; and

        WHEREAS, Western has accepted the resignation tendered by Mr. Boedecker; and

        WHEREAS, the parties wish to make the separation amicable but conclusive on the terms and conditions set forth herein; and

        WHEREAS, Mr. Boedecker accepts the benefits of this Separation and Release Agreement with the acknowledgment that by its terms he has been fully and satisfactorily compensated.

II. COVENANTS

        THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, it is hereby agreed by and between the parties hereto as follows:

        1.    Resignation.    Mr. Boedecker has tendered and Western has accepted Mr. Boedecker's resignation as Chief Executive Officer, Manager, and any and all other positions he may have held with Western, effective as of January 1, 2005 ("Separation Date").

        2.    Payments, Agreements and Rights.    Although Western has no policy or procedure requiring payment of any severance benefits, Western agrees to the following as part of this Agreement. Mr. Boedecker acknowledges and agrees that he is solely responsible to inform Western in writing of his new address should he change his residence and that failure to do so may result in his not receiving benefits under this Agreement.

          (a)    Payment.    Western agrees to pay Mr. Boedecker Six Hundred Thousand Dollars ($600,000.00), less all legally required deductions and withholdings ("Payment"). The Payment shall be made in sixteen equal installments of Thirty-Seven Thousand Five Hundred Dollars ($37,500.00) payable at the beginning of each calendar quarter (January 1, April 1, July 1, October 1) for a four year period beginning on the Separation Date. The first installment shall be paid within seven (7) business days of the Separation Date. The remaining installment payments shall be made on or before the first day of each calendar quarter beginning with April 1, 2004 and ending with October 1, 2008. Each Payment installment shall be made by check, and shall be delivered by mail, overnight delivery service or hand delivery, at the sole option of Western. Mr. Boedecker acknowledges and agrees that 50% of the Payment is solely in consideration for his executing and not revoking the ADEA Waiver and Release set forth in paragraph 15 of this Agreement. The obligation imposed on Western under this paragraph 2(a) to pay that portion of the Payment attributable to the ADEA Waiver and Release shall forever expire should Mr. Boedecker revoke the ADEA Waiver and Release.

          (b)    Insurance.    Mr. Boedecker shall be entitled to participate in Western's standard medical benefits package for a period of 4 years from the Separation Date, or until such time Mr. Boedecker owns or becomes employed by a company that offers medical benefits to its employees. In the event federal law or the terms of Western's insurance policies prohibit Mr. Boedecker from participating in Western's medical benefits plan, Western shall reimburse Mr. Boedecker for the cost of purchasing a comparable plan during such period. In addition, Western will attempt to facilitate ongoing medical insurance (either through Western's plan or another plan) for Mr. Boedecker at his cost following the 4 year coverage period.

          (c)    Distribution Agreement.    Western and Mr. Boedecker will enter into a mutually acceptable exclusive distribution agreement (the "Distribution Agreement") covering the following countries: Mexico, Dominican Republic, Cuba, and Costa Rica (the "Territory"). The effective date of the Distribution Agreement shall be July 1, 2005. The term of the Distribution Agreement shall be two (2) years (the "First Term"), with a three (3) year renewal (the "Second Term") at Mr. Boedecker's option if sales in the Territory meet or exceed 250,000 units for the final year of the First Term. The Distribution Agreement may be renewed for an additional two (2) year term (the "Third Term") at Mr. Boedecker's option if: i) the Second Term option has been exercised and ii) sales in the Territory meet or exceed 500,000 units for the final year of the Second Term. Sales for the Territory must total at least 250,000 units for every year during the Second Term and 500,000 units for every year of the Third Term in order for Mr. Boedecker to maintain exclusive distribution rights in the Territory. In the event the annual requirements stated above are not achieved, the exclusivity portion of the Distribution Agreement may be terminated at Western's option. Pricing under the Distribution Agreement shall be set at 22% off the then current wholesale pricing, as set by Western.

          (d)    Kiosk License/Franchise Rights.    Western will enter into an agreement (the "Rights Agreement") with Mr. Boedecker which shall grant Mr. Boedecker the right to license and/or franchise airport kiosks for the purpose of selling Western products. The effective date of the Rights Agreement shall be July 1, 2005. The term of the Rights Agreement shall be ten (10) years, provided however, Western shall have the right to terminate the exclusivity portion of such agreement without penalty in the event six (6) kiosks have not been opened by Mr. Boedecker during the first two (2) years of the Rights Agreement. Additionally, Western shall have the right to terminate the Rights Agreement if three (3) new kiosks are not been opened by Mr. Boedecker during any ensuing year. In the event the exclusivity portion of the Rights Agreement is terminated prior to the end of its term, Mr. Boedecker shall be entitled to receive compensation from the license and/or franchise agreements entered into prior to the termination through the remainder of the original term. Mr. Boedecker would also be entitled to continue to operate under the rights granted in the Rights Agreement on a non-exclusive basis. Western will sell to Kiosk owners/licensees at wholesale prices as determined by Western. Western shall retain control over the design and signage used by the kiosks as well as the types of product sold.

        3.    Business Expense Reimbursement.    Western agrees to reimburse Mr. Boedecker for those reasonable business expenses he necessarily incurred in his capacity as a Western employee as of the Separation Date consistent with Western's policies in this regard. Mr. Boedecker acknowledges and agrees that Western will not reimburse him for any expenses he incurred after the Separation Date. Mr. Boedecker must submit the necessary documentation establishing the amount, date and reason for expenses he incurred and for which he seeks reimbursement no later than 15 days after the Execution Date of this Agreement.

        4.    Other Compensation.    Except as expressly provided herein, Mr. Boedecker acknowledges and agrees that he will not receive (nor is he entitled to receive) any additional consideration, payments, reimbursements, incentive payments, stock, equity interests or benefits of any kind. Mr. Boedecker further acknowledges and agrees that on or before the first regular payday after the Separation Date Western paid to him in full any and all wages, salary, accrued but unused vacation, accrued but unused sick leave, personal time off, commissions, bonuses, stock options, incentive payments and compensation due and owing, if any, as of the Separation Date.

        5.    Board Membership.    Mr. Boedecker shall retain his position on Western's Board of Directors subject to the terms of Western's Operating Agreement or Articles of Incorporation and Bylaws in the event Western changes its corporate structure.

        6.    Voting Agreement.    Mr. Boedecker agrees to enter into a voting agreement whereby he shall be contractually obligated to allow Michael Marks to vote the Shares in all shareholder votes for eighteen (18) months or until such time as Western's shares become subject to a public offering, whichever occurs first.

        7.    Location of Office.    Mr. Boedecker agrees to establish a private office separate from any office owned or leased by Western and to pay all costs and expenses associated therewith.

        8.    Other Considerations.    In the event Western is invited to a ceremonial opening of a stock exchange in connection with a public offering, Mr. Boedecker shall be invited to attend the event and shall be offered the opportunity to participate in the ceremony of "ringing the bell."

        9.    Treatment of Class A Units.    The Shares owned by Mr. Boedecker shall be converted to Class B Units/shares without preferences upon conversion of the corporate structure of Western to a C- Corporation.

        10.    Intellectual Property.    Mr. Boedecker agrees to assign any ownership interest in intellectual property rights being used or claimed by Western, including but not limited to patents, licenses, trademarks, tradenames, copyrights or any other intellectual property rights. Mr. Boedecker agrees to execute any documents necessary to effectuate such transfer upon Western's request.

        11.    Denial of Liability.    The parties acknowledge that any payment by Western and any release by Mr. Boedecker pursuant to this Agreement are made in compromise of disputed claims, that in making any such payment or release, Western and Mr. Boedecker in no way admit any liability to each other and that the parties expressly deny any such liability.

        12.    Nondisparagement.    Mr. Boedecker and Western agree that neither party will at any time disparage the other to third parties in any manner likely to be harmful to the other party, their business reputation, or the personal or business reputation of its directors, shareholders and/or employees. Notwithstanding the prohibition in the preceding sentence, each party shall respond accurately and fully to any question, inquiry, or request for information when required by legal process.

        13.    Confidentiality.    The provisions of this Agreement shall be held in strictest confidence by Mr. Boedecker and Western and shall not be publicized or disclosed in any manner whatsoever. Notwithstanding the prohibition in the preceding sentence: (a) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (b) Western may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; (c) Western may disclose this Agreement upon request from any government entity; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

        14.    Release of Claims by Mr. Boedecker.    In consideration for the consideration set forth in this Agreement and the mutual covenants of Western and Mr. Boedecker, Mr. Boedecker hereby releases, acquits and forever discharges Western, its affiliated corporations and entities, its and their officers, directors, agents, representatives, servants, attorneys, employees, shareholders, successors and assigns of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known or unknown, suspected and unsuspected, disclosed and undisclosed, liquidated or contingent, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the Execution Date, including but not limited to: any and all such claims and demands directly or indirectly arising out of or in any way connected with Mr. Boedecker's employment with Western or the conclusion of that employment; claims or demands related to salary, bonuses, commissions, incentive payments, stock, stock options, or any ownership or equity interests in Western, vacation pay, personal time off, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation; claims pursuant to any federal, any state or any local law, statute, common law or cause of action including, but not limited to, the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA") under the terms set forth in paragraph 15 below, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Colorado Wage Claim Act; Colorado anti-discrimination act; Colorado equal pay laws; Colorado Revised Statutes section 8-2-104; any other employment discrimination statutes; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; libel; emotional distress; and breach of the implied covenant of good faith and fair dealing.

        15.    ADEA Waiver and Release by Mr. Boedecker.    Mr. Boedecker acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA Waiver and Release"). Mr. Boedecker acknowledges that the consideration given for this ADEA Waiver and Release, provided for in paragraph 2(a) above, is in addition to anything of value to which he was already entitled. The parties agree and acknowledge that Mr. Boedecker has been advised by this writing, as required by the ADEA that: (a) this ADEA Waiver and Release does not apply to any claims under ADEA that may arise after the date that Mr. Boedecker signs this Agreement; (b) Mr. Boedecker has the right to and is advised to consult with an attorney prior to executing this Agreement; (c) Mr. Boedecker has twenty-one days within which to consider this ADEA Waiver and Release (although Mr. Boedecker may choose to voluntarily execute this ADEA Waiver and Release earlier); and (d) Mr. Boedecker has seven days following the execution of this Agreement to revoke his ADEA Waiver and Release by sending, via certified United States mail, written notice of revocation to the attention of Ronald Snyder, President of Western. The parties acknowledge and agree that revocation by Mr. Boedecker of the ADEA Waiver and Release is not effective to revoke Mr. Boedecker's waiver or release of any other claims pursuant to this Agreement. The parties further agree that revocation by Mr. Boedecker of the ADEA Waiver and Release shall entitle Western to recover any and all payments made by Western in consideration for her executing and not revoking the ADEA Waiver and Release, and to recover the costs, expenses and attorney's fees incurred in attempting to recover such payments.

        16.    Tax Consequences.    Mr. Boedecker agrees to indemnify Western and hold Western harmless from any and all claims or penalties asserted against Western for any failure to pay taxes due on any consideration provided by Western pursuant to this Agreement. Mr. Boedecker expressly acknowledges that Western has not made, nor herein makes, any representation about the tax consequences of any consideration provided by Western to Mr. Boedecker pursuant to this Agreement.

        17.    No Third Party Rights.    The parties agree that by making this Agreement they do not intend to confer any benefits privileges or rights to others. The Agreement is strictly between the parties hereto, subject to the terms of paragraph 18 below, and that it shall not be construed to vest in any other the status of third-party beneficiary.

        18.    Voluntary and Knowingly.    Mr. Boedecker acknowledges that in executing this Agreement, he has reviewed it and understands its terms and had had an opportunity and was advised to seek guidance from counsel of his own choosing, and was fully advised of his rights under law, and acted knowingly and voluntarily

        19.    Duty to Effectuate.    The parties agree to perform any lawful additional acts, including the execution of additional agreements, as are reasonably necessary to effectuate the purpose of this Agreement.

        20.    Entire Agreement.    This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between Mr. Boedecker and Western with regard to the subject matter hereof. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in a writing signed by Mr. Boedecker and the President of Western.

        21.    Successors and Assigns.    This Agreement shall bind the heirs, personal representatives, successors, assigns, executors and administrators of each party, and insure to the benefit of each party, its heirs, successors and assigns.

        22.    Applicable Law.    This Agreement was entered into in the State of Colorado, and the parties agree and intend that it be construed and enforced in accordance with the laws of the State of Colorado.

        23.    Forum.    Any controversy arising out of or relating to this Agreement or the breach thereof, or any claim or action to enforce this Agreement or portion thereof, or any controversy or claim requiring interpretation of this Agreement must be brought in a forum located within the State of Colorado. No such action may be brought in any forum outside the State of Colorado. Any action brought in contravention of this paragraph by one party is subject to dismissal at any time and at any stage of the proceedings by the other, and no action taken by the other in defending, counter claiming or appealing shall be construed as a waiver of this right to immediate dismissal. A party bringing an action in contravention of this paragraph shall be liable to the other party for the costs, expenses and attorney's fees incurred in successfully dismissing the action or successfully transferring the action to a forum located within the State of Colorado. The Parties hereby waive any and all rights to a jury trial and agree to have any actions brought in connection with this Agreement heard and decided by a court of competent jurisdiction as described in this Section 23.

        24.    Severable.    If any provision of this Agreement is determined to be invalid, void or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement, and the provision in question shall be modified so as to be rendered enforceable.

        25.    Enforce According To Terms.    The parties intend this Agreement and Exhibit A to be enforced according to their terms.

        26.    Execution Date.    This Agreement is effective on the later of the dates that each party signed this Agreement ("Execution Date").

        27.    Section Headings.    The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        IN WITNESS WHEREOF, the parties have duly authorized and caused this Agreement to be executed as follows:

George Boedecker	Western Brands LLC
An individual	A Limited Liability Company

/s/ GEORGE BOEDECKER	By:	/s/ RONALD SNYDER
George Boedecker	Its:	President
Date: 1/1/05	Date: 1/1/05

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  Exhibit 10.22
SEPARATION AND RELEASE AGREEMENT